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                                                                         Ex. 3.1

                               SECOND AMENDMENT TO
                           AMENDED AND RESTATED BYLAWS
                                       OF
                            SILVERLEAF RESORTS, INC.

      WHEREAS, the Board of Directors unanimously approved an amendment to the Amended and Restated Bylaws dated February 28, 1998 ("Restated Bylaws") of Silverleaf Resorts, Inc. (the "Corporation") to decrease the vote required to take action by written consent of the shareholders;

      Therefore, Article I, Section 10 of the Bylaws of the Corporation be, and it hereby is amended to read as follows:

            "Section 10. Informal Action

            Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if there is filed with the records of shareholders meetings a written consent of the holders of the Corporation's voting shares outstanding having not less than the minimum number of votes that would be necessary to take such action at a meeting at which holders of all shares entitled to vote on the action were present and voted. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action."

                            CERTIFICATE OF SECRETARY

      I, Sandra G. Cearley, hereby certify that I am the Secretary of Silverleaf Resorts, Inc., a Texas corporation (the "Corporation"); and that the foregoing Amendment to the Amended and Restated Bylaws was adopted effective the 30th day of April, 2004, by the action of the Board of Directors of the Corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Corporation this 4TH day of June, 2004.

(S E A L)                                /s/ SANDRA G. CEARLEY
                                         -------------------------------
                                         Sandra G. Cearley, Secretary